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                                   EXHIBIT 8


               OPINION OF DAVIS & KUELTHAU, S.C. REGARDING CERTAIN
                            FEDERAL INCOME TAX MATTERS.



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                                                                       EXHIBIT 8
                      [DAVIS & KUELTHAU, S.C. LETTERHEAD]

                                                   1999


Merchants and Manufacturers Bancorporation, Inc.
14100 West National Avenue
New Berlin, Wisconsin 53151

Pyramid Bancorp, Inc.
101 Falls Road
Grafton, Wisconsin 53024

Gentlemen:

          You have requested our opinion with respect to certain federal income tax consequences in connection with the Agreement and Plan of Merger ("Merger") by and among Merchants and Manufacturers Bancorporation, Inc. ("Merchants"), a Wisconsin corporation, Merchants Merger Corp. ("Merger Corp."), a Wisconsin corporation and a wholly owned subsidiary of Merchants, and Pyramid Bancorp, Inc. ("Pyramid"), a Wisconsin corporation. Pursuant to the Merger, and as described in the Securities and Exchange Commission Form S-4 Registration Statement, Pyramid will merge with and into Merger Corp. The shareholders of Pyramid will become shareholders of Merchants, receiving 9 shares of common stock for each common share of Pyramid. No fractional shares of Merchants will be issued, and in lieu thereof, a cash payment shall be made.

          In rendering our opinion, we have relied upon (1) certain factual matters and representations set forth in the Agreement and Plan of Merger dated March 9, 1999, as amended on June 10, 1999, (2) the Securities and Exchange Commission Form S-4 Registration Statement, and (3) including the following representations: (i) The fair market value of the Merchants stock and other consideration received by each Pyramid shareholder will be approximately equal to the fair market value of the Pyramid stock surrendered in the exchange. (ii) Following the transaction, Merger Corp. will not issue additional shares of its stock that would result in Merchants losing control of Merger Corp. within the meaning of Section 368(c)(1). (iii) Merchants has no plan or intention to reacquire any of its stock issued in the transaction. (iv) Merchants has no plan or intention to liquidate Merger Corp.; to merge Merger Corp. with and into another corporation; to sell or otherwise dispose of the stock of Merger Corp.; or to cause Merger Corp. to sell or otherwise dispose of any of the assets of Pyramid acquired in the transaction, except for the dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code. (v) The liabilities of Pyramid assumed by Merger Corp. and the liabilities



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to which the transferred assets of Pyramid are subject were incurred in the ordinary course of business. (vi) Following the transaction, Merger Corp. will continue the historic business of Pyramid or use a significant portion of Pyramid's business assets in a business.

         Subject to the foregoing and to the conditions and limitations set forth below, it is our opinion for federal income tax purposes that:

          1. Provided that the merger of Pyramid with and into Merger Corp. qualifies as a statutory merger under applicable state law, the Merger will constitute a reorganization within the meaning of Sections 368(a)(l)(A) and 368(a)(2)(D) of the Code.

          2. Merchants, Merger Corp. and Pyramid each will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

          3. No gain or loss will be recognized by Merchants or Merger Corp. or Pyramid, as a result of the Merger.

          4. No gain or loss will be recognized by those Pyramid shareholders who receive solely Merchants common stock in exchange for their Pyramid common stock, except with respect to cash received in lieu of fractional shares of Merchants common Stock.

          5. The basis of the Merchants common stock received by a Pyramid shareholder will be the same as the basis of the Pyramid common stock exchanged.

          6. The holding period of the Merchants common stock received by a Pyramid shareholder will include the holding period of the Pyramid stock that was exchanged, provided that such Pyramid stock is a capital asset in the hands of the shareholder on the date of exchange.

          7. The receipt by a Pyramid shareholder of cash in lieu of a fractional share of Merchants common stock will be treated under Section 302(b)(1) of the Code as payment in exchange for the fractional share.

          Our opinion is based on our interpretation of the currently applicable sections of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings of the Internal Revenue Service and existing court decisions any of which could be changed at any time. Any such changes may be retroactive and could modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated above, upon which this opinion is based, could modify our conclusions.



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             , 1999
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          This opinion represents our best judgment as to the probable outcome of the tax issues discussed and is not binding on the Internal Revenue Service. However, no assurance can be given that such interpretations would be followed if they became the subject of judicial or administrative proceedings. Our opinion is limited to those federal tax issues specifically considered herein.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Merger and to the use of our name under the captions "The Merger - Certain Material Federal Income Tax Consequences" and "Legal Opinions" in the Proxy Statement/Prospectus contained in such Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Sincerely,





                                        DAVIS & KUELTHAU, S.C.

/reb




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